Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 26th day of January 2015.

GIC PRIVATE LIMITED

By:	/s/ Lim Eng Kok
Name:	Lim Eng Kok
Title:	Senior Vice President

By:	/s/ Jimmy Teo
Name:	Jimmy Teo
Title:	Senior Vice President

CELUI INVESTMENTS PTE. LTD.

By:	/s/ Edwin Choi
Name:	Edwin Choi
Title:	Director

EUTHALIA PTE. LTD.

By:	/s/ Edwin Choi
Name:	Edwin Choi
Title:	Director